Exhibit 16.1

GBH CPAs, PC 6002 Rogerdale Road, Suite 500 Houston, Texas 77072 Tel: 713-482-0000 Fax: 713-482-0099

August 22, 2011

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Income Now Consulting’s Form 8-K to be filed with the Commission on or about August 22, 2011, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas